SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 2)(1)



                              CFS BANCSHARES, INC.
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                   12525U 10 4
                                 ---------------
                                 (CUSIP Number)

                                DECEMBER 31, 2001
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             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [x]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 6 pages

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CUSIP NO. 149841 10 8                   13G                    PAGE 2 OF 6 PAGES
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1          NAMES OF REPORTING PERSONS:
           CITIZENS FEDERAL SAVINGS BANK EMPLOYEE STOCK OWNERSHIP PLAN TRUST

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           62-6236556
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2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [X]

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3          SEC USE ONLY

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4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF ALABAMA

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       NUMBER OF          5      SOLE VOTING POWER                   0
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER            31,053
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER              0
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER       31,053
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             31,053
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
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11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               22.3%
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12         TYPE OF REPORTING PERSON *
                    EP
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* SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 149841 10 8                   13G                    PAGE 3 OF 6 PAGES
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1          NAMES OF REPORTING PERSONS:
           THE TRUST COMPANY OF STERNE, AGEE & LEACH, INC.

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           63-1125970
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a)  [ ]

                                                             (b)  [X]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF ALABAMA

--------------------------------------------------------------------------------
       NUMBER OF           5      SOLE VOTING POWER                 0
         SHARES            -----------------------------------------------------
      BENEFICIALLY         6      SHARED VOTING POWER          31,053
        OWNED BY           -----------------------------------------------------
          EACH             7      SOLE DISPOSITIVE POWER            0
       REPORTING           -----------------------------------------------------
         PERSON            8      SHARED DISPOSITIVE POWER     31,053
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             31,053
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
            [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              22.3%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    BK
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                       -------------------------
                                                         PAGE 4 OF 6 PAGES
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                       Securities and Exchange Commission
                             Washington, D.C. 20549


ITEM 1(a)         NAME OF ISSUER.
     CFS Bancshares, Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
     1700 Third Avenue North
     Birmingham, Alabama 35203

ITEM 2(a)         NAME OF PERSON(S) FILING.
     Citizens Federal Savings Bank Employee Stock Ownership Plan Trust ("ESOP"), and the following entity who serves as its trustee: The Trust Company of Sterne, Agee & Leach, Inc. ("Trustee").

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE.
     ESOP:
       1700 Third Avenue North
       Birmingham, Alabama  35203

     Trustee:
       800 Shades Creek Parkway, Suite 125
       Birmingham, Alabama  35204

ITEM 2(c)         CITIZENSHIP.
     See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES.
     Common Stock, par value $.01 per share.

ITEM 2(e)         CUSIP NUMBER.
     See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (b)  [x] Bank as defined in Section 3(a)(6) of the Exchange Act;

         (f) [x] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

     Items (a), (c), (d),  (e), (g), (h), (i) and (j) are not  applicable.

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                                                         PAGE 5 OF 6 PAGES
                                                       -------------------------

ITEM 4.      OWNERSHIP.
     (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.

     (b) Percent of Class: See Row 11 of the second part of the cover page provided for each reporting person.

     (c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. The ESOP Committee has the power to determine whether dividends on allocated shares that are paid to the ESOP trust are distributed to participants or are used to repay the ESOP loan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
     Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
     Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.
     Not applicable.

ITEM 10.     CERTIFICATION.

     By signing below, each signatory certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                          PAGE 6 OF 6 PAGES
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                                   SIGNATURE:

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


CITIZENS FEDERAL SAVINGS BANK
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

The Trust Company of Sterne, Agee & Leach, Inc., as Trustee


By: /s/ Joe L. Stork                                    February 6, 2002
    --------------------------------------              ------------------------
        Its  RPS Manager                                Date




THE TRUST COMPANY OF STERNE, AGEE &
LEACH, INC.


By: /s/ Joe L. Stork                                    February 6, 2002
    --------------------------------------              ------------------------
        Its  RPS Manager                                Date